EXHIBIT 99.1

On September 22, 2004, the Registrant issued the following press release:

                     "PYR Energy Provides Operational Update

     DENVER - PYR Energy Corporation (AMEX:PYR) today provided an operational update on recent drilling activity. In the Gulf Coast, two non-operated wells were recently completed and put on line to sales. At the Nome Prospect in Jefferson County, Texas, production from the upper Yegua was initiated in late May, and current well production has stabilized at rates in excess of 11MMcf/d with approximately 700 Bc/d. PYR owns a 1.5% ORRI with an after project payout working interest of 8.33% within the Nome AMI. PYR is currently marketing, to potential industry partners, its Cotton Creek Prospect which is located less than 1 mile to the west of the Nome well, along a major fault, which management believes, based on 3D seismic data, provides the same structural trap as Nome.

     At the Madison Prospect in Jefferson County, Texas, production from the upper Yegua was initiated in August, and well production is restricted, due to complications during well completion operations, at rates of approximately 1.6 MMcf/d with 450 Bc/d. PYR owns a 0.5% ORRI in the initial wellbore that converts to a 12.5% working interest upon well payout. Plans are currently underway by the operator, Metano Energy, LP to drill a direct offset to the initial Madison well. It is expected that the second well will be drilled later this year, with PYR participating at a 12.5% working interest.

In southwestern Wyoming, PYR has two ongoing projects within the Overthrust. At the Mallard Prospect in Uinta County, Wyoming, intermediate casing was set in the Thaynes Formation at 9739 feet, measured depth. Currently the well is drilling ahead at approximately 10,200 feet with a target depth to test the Madison Formation at 15,500 feet. PYR is participating in the drilling of Mallard with a 5% working interest and is carried for an additional 23.75% working interest to total depth.

At the Cumberland Prospect in Uinta County, Wyoming, road and location construction has been completed. The well is anticipated to spud in late October as soon as rig availability will allow. PYR will participate in the drilling of Cumberland with a 10% working interest and is carried for an additional 22.5% working interest to completion. The Cumberland Prospect is a Jurassic Nugget test, with an anticipated total depth of approximately 10,500 feet.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR's activities include select areas of the Rocky Mountain region, the San Joaquin Basin of California, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

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     This release contains forward-looking statements regarding PYR Energy
Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed.